As filed with the Securities

and Exchange Commission

on August 7, 2000.

Registration No. 333-76533

Securities and Exchange Commission

Washington, D.C. 20549

Form SB-2

Registration Statement

Under

The Securities Act of 1933

Planet Resources, Inc.

(Exact name of registrant as specified in its charter)
     Delaware                             1041                    76-0600966
(State or other jurisdiction of  Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)Identification Number)

     A.W. Dugan, President and CEO
         Planet Resources, Inc.                        A.W. Dugan
       1415 Louisiana, Suite 3100              1415 Louisiana, Suite 3100
          Houston, Texas 77002                    Houston, Texas 77002
             (713) 658-1142                          (713) 658-1142
   (Address, including zip code, and       (Name, address, including zip code,
 telephone number including area code,     and telephone number including area
  of registrant's principal Executive          code, of agent for service)
                offices)

Copies to:

Robert L. Sonfield, Jr., Esq.

Sonfield and Sonfield

770 S. Post Oak Lane

Houston, Texas 77056

(713) 877-8333

Facsimile: (713) 877-1547

         Approximate date of                As soon as practicable
         commencement of proposed sale      on or after the
         to the public:                     registration statement
                                            becomes effective.
If this form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] If any securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box: [x] If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

Calculation of Registration Fee

                                    Proposed
 Title of Each                      Maximum         Proposed
    Class of        Number of       Offering        Maximum         Amount of
   Securities     Shares Being     Price Per       Aggregate      Registration
Being Registered   Registered        Share       Offering Price      Fee(1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common Stock       2,000,000       $.0046(1)       $9,197.00          $2.76

--------------------------------------------------------------------------------

        (1) Estimated solely for purposes of calculating the registration fee under Rule 457 based upon the book value of the common stock as of May 31, 2000.

The registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective under Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission acting under said Section 8(a), may determine. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Initial Public Offering

Prospectus

Subject To Completion, Dated ______________.

Planet Resources, Inc.

2,000,000 Shares of Common Stock

We are distributing shares of our common stock to Internet Law Library, Inc.'s stockholders who were stockholders of record of Internet Law on April 14, 1999 and did not receive their common stock in Internet Law as a result of the reverse acquisition by National Law. This is our initial public offering, and no public market currently exists for our shares of common stock. We have no agreements with underwriters for this distribution As a Planet stockholder, you will pay no consideration for the shares of our common stock to be received by you in this distribution.

The Common Stock Involves a High Degree of Risk. See "Risk Factors" Beginning on Page 2. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The date of the prospectus is ___________________, 2000

Planet Resources, Inc.

Prospectus Table of Contents

PROSPECTUS SUMMARY............................................................1
------------------
RISK FACTORS..................................................................2
------------
CAUTIONARY STATEMENTS.........................................................5
---------------------
USE OF PROCEEDS...............................................................6
---------------
CAPITALIZATION................................................................6
--------------
THE DISTRIBUTION..............................................................7
----------------
DIVIDEND POLICY..............................................................10
---------------
MANAGEMENT'S PLAN OF OPERATION...............................................10
------------------------------
BUSINESS.....................................................................11
--------
MANAGEMENT...................................................................17
----------
PRINCIPAL SHAREHOLDERS OF PLANET.............................................21
--------------------------------
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................23
----------------------------------------------
DESCRIPTION PLANET CAPITAL STOCK.............................................23
--------------------------------
SHARES ELIGIBLE FOR FUTURE SALE..............................................26
-------------------------------
LEGAL MATTERS................................................................26
-------------
EXPERTS......................................................................26
-------
WHERE YOU CAN FIND MORE INFORMATION..........................................26
-----------------------------------
INDEX TO FINANCIAL STATEMENTS...............................................F-1
-----------------------------
You should rely on the information contained in this document or information that we have referred you to. We have not authorized anyone to provide you with information that is different.

Prospectus Summary

Overview

Internet Law Library, Inc., our parent company and formerly known as Planet Resources, Inc., operates an Internet portal that provides subscription access to databases used for legal research through its wholly-owned operating subsidiary, National Law Library, Inc. Before its reverse acquisition by National Law in March 1999, Planet Resources had minimal operations. It owned and maintained mineral properties and related assets and had $54,000 in cash. Because its mineral properties and related assets are not integral or related to its current business, Internet Law decided, under terms of the Agreement and Plan of Distribution dated March 25, 1999, to transfer these mineral properties and related assets to us in exchange for our common stock so that we may pursue our own business plan relating to these assets. Immediately following the transfer of the mineral properties and related assets, all of our common stock will be distributed to the stockholders of Internet Law as of the record date of April 14, 1999 who did not receive their common stock in Internet Law as a result of the reverse acquisition by National Law. These shareholders will receive the same number of shares of common stock of our company as they owned of Internet Law as of April 14, 1999. The shareholders of Planet will have the same proportional rights and interests they had in Internet Law prior to its reverse acquisition by National Law Library, Inc. Our business strategy is to maintain our mineral properties and assets, and to initiate relationships with strategic partners to develop our mineral properties if and when strategic partners are identified. The mailing address of our principal executive offices is 1415 Louisiana, Suite 3100; Houston, Texas 77002 and our telephone number is (713) 658-1142.

The Offering

Type of security offered............Common stock, $0.001 par value per share.  One share of
                                    Planet common stock will be distributed for each share
                                    of common stock of Internet Law, par value $0.001 per
                                    share, issued and outstanding on April 14, 1999, which
                                    was not received as a result of the reverse acquisition
                                    by National Law.  This distribution is being completed
                                    to comply with the terms of the Agreement and Plan of
                                    Distribution, dated as of March 25, 1999, by and
                                    between Internet Law and Planet.

Number of Outstanding Shares........None.
Common Stock Outstanding
   after the Offering...............2,000,000 shares.

Risk Factors

You should consider the common stock of Planet to be an investment involving a high degree of risk. Please read this entire prospectus and carefully consider the risk involved with this investment, including the factors listed below. This prospectus describes Planet, its finances and assets. Federal and state securities laws require that we include in this prospectus all important information that investors will need to make an investment decision. You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability. While we intend to pursue strategies to maintain our mineral properties and identify joint venture partners with which to commence mining operations for recovery of our mineral assets, we cannot assure you that we will be successful in implementing our strategies or that, if implemented; our strategies will result in profitable business.

We have limited financial resources available to us at this time, which may impede our ability to implement a successful business plan.

Our chairman, chief executive officer and president, Mr. A.W. Dugan, has agreed to satisfy our cash operating requirements only over the next twelve months. There is no written agreement between Mr. Dugan and Planet for the provision of his financial support and Mr. Dugan could decide at any time to no longer continue to financially support our company. We have no other source of income at this time and there can be no assurance that we will develop alternative sources of income to fund our company, or that Mr. Dugan will extend his commitment to fund our company, beyond twelve months.

Because we will be entirely dependent on finding a third party mining partner to exploit and develop our mineral leases, we will have little control over the development process.

We currently do not have the financial resources to independently develop our mining properties, nor do we anticipate having such financial resources in the future. Therefore, the success in mining our mineral assets will we will be entirely dependent upon the financial resources and operations expertise of third parties with whom we may contract, partner or enter into a joint venture arrangement.

If we are unable to attract a joint venture partner for the development and exploitation of our mineral assets, we will have minimal operations and may be considered a “shell” company.

Generally, a company is considered a "shell" company if does not pursue nor has the financial capacity to pursue a business plan or purpose. If we are unable to identify and negotiate an arrangement with a joint venture partner, we will have little prospect for expanding our operations and revenues and thus, could be considered a "shell" company.

Because we have an obligation to indemnify Internet Law against any liabilities arising from its ownership of the mineral properties before the distribution, the value of your shares could be adversely affected should any claims be made against Internet Law relating to the mineral assets.

The distribution agreement and the indemnification agreement, which is part of the distribution agreement, indemnify Internet Law with respect to any losses, damages, claims and liabilities, financial or otherwise, which may arise from its ownership of the mineral properties before the distribution. Should such a claim or claims be made, we would have to incur the liability of defending such claims on behalf of Internet Law.

Because the volatility of metals prices may adversely affect our ability to attract a joint venture mining partner for development and exploration efforts, we may not realize any potential revenues and subsequent potential earnings from our mineral assets, which, consequently, may have a negative impact on the value of your shares.

Our ability to attract a joint venture partner for the mining of our properties is directly related to the prices of the metals that may be found in our property. If prices for these metals decline, it may not be economically feasible for a mining company to develop commercial production on our property. Consequently, we may not realize any economic benefit derived from such development and the value of your shares could be greatly affected. The mineral and metal exploration of our property may not be successful which could adversely affect the value of your shares. Mineral and metal exploration, particularly for gold and silver, is highly speculative. It involves many risks and is often non-productive. Even if valuable deposits of minerals or metals are found on our property, it may be several years before production is possible. During that time, it may become economically infeasible to produce those minerals or metals. As a result of these costs and uncertainties, we may not be able to realize any revenues from the development of our property for some time, if at all.

Our potential joint venture mining company partners may be adversely affected by risks and hazards associated with the mining industry, which may limit their ability to exploit our mineral assets and consequently, adversely impact our revenues from royalties.

Mining companies are subject to a number of risks and hazards including:
        --environmental hazards;
        --industrial accidents;
        --labor disputes;
        --unusual or unexpected geologic formations;
        --cave-ins;
        --rockbursts; and
        --flooding and periodic interruptions due to inclement or hazardous weather conditions.
Such risks could result in:
        --damage to or destruction of mineral properties or producing facilities;
        --personal injury;
        --environmental damage;
        --delays in mining;
        --monetary losses; and
        --legal liability.

Because certain officers and directors will hold a controlling interest in Planet, the ability of investors to influence our corporate activities after this offering will be very limited

Upon completion of this distribution, Mr. A.W. Dugan, our chairman, chief executive officer and president will beneficially own approximately 79.92% of our fully diluted outstanding common stock. Accordingly, Mr. Dugan will be able to approve major corporate transactions including those involving amendments to our Certificate of Incorporation or By-laws. As a result, Mr. Dugan will have the ability to control all matters submitted to stockholders for approval, including the election and removal of directors, the consideration of any merger, consolidation or sale of all or substantially all of our assets, and control of our management and affairs through the elections of all of our directors. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of the our common stock.

The loss of services of Mr. Dugan would have a detrimental effect on Planet.

Our current and future operations are dependent on the efforts, ability and experience of A.W. Dugan. The loss of his services could have a material adverse impact on our future results of operations. In addition to Mr. Dugan's management expertise, he will provide, at no cost, the office space and administrative support necessary to maintain our mineral properties until such time as we can provide these services for ourselves. Mr. Dugan will also provide us with the necessary working capital over the next twelve months to support our operations, including the costs associated with the identification of a mining company partner to exploit our mineral assets. This may be funded through the exercise of options that Mr. Dugan owns to purchase common stock. Because there is no trading market for our common stock, you may have difficulty valuing and selling your shares. There is no existing trading market for our common stock to be received by you in the distribution and there can be no assurance as to the establishment of an active trading market. Our common stock does not now, and may never qualify for listing on the Nasdaq SmallCap Market (sm) or any securities exchange. We intend to qualify our common stock for quotation on the Over-The-Counter Bulletin Board ("OTCBB") under the trading symbol "PLRS", however, there is no assurance that this will be achieved. In the absence of an over-the-counter market in our common stock, or listing on an exchange, holders of our common stock will be unable to sell their shares through normal brokerage channels and may be unable to determine the value of their securities accurately. Consequently, selling our shares will probably be more difficult because, for example, smaller quantities of shares could be bought or sold, and transactions could be delayed.

Regulations affecting Planet may make it more difficult for you to resell its shares.

Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market.

Cautionary Statements

An investment in the securities offered by this prospectus is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating us before making any investment decisions with respect to our common stock to be received in the distribution. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to differences include, but are not limited to, those discussed under the section titled Risk Factors, as well as those discussed elsewhere in this prospectus. When used in this prospectus with respect to Planet and Internet Law the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements are exposed to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Risks and uncertainties include those risks, uncertainties and risk factors identified in this prospectus under the headings "Risk Factors," "The Distribution," "Certain Federal Income Tax Consequences," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Use of Proceeds

There will be no proceeds from the issuance of the Planet common stock.

Capitalization

The following table sets forth the capitalization of Planet as of May 31, 2000. It also includes the effects of the distribution of mineral rights and related assets, at no value, and reflects the issuance of 2,000,000 shares of common stock. This table should be read in conjunction with the financial information and its accompanying notes included in this prospectus.
                                           Actual as of      Pro forma
                                           May 31, 2000     As Adjusted
                                           --------------   -------------
                                           --------------   -------------
Stockholder's Equity:
  Preferred stock, par value $.001;            $   --          $   --
    10,000 shares authorized, none issued
    or outstanding
  Common stock, par value $.001;                  100           2,000
    2,000,000 shares authorized, 100,000
    actual and 2,000,000 pro forma shares
    issued and outstanding
Additional paid-in capital                     36,175          34,275
Retained earnings (deficit)                  (27,078)        (27,078)
                                           --------------   -------------
                                           --------------   -------------
   Total stockholder's equity                  $9,197          $9,197
                                           ==============   =============

The Distribution

The following information summarizes the proposed distribution. The entire agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is available from Planet or the SEC web site at http://www.sec.gov. You are urged to read that agreement in its entirety.

Terms of the Distribution Agreement

The distribution will be effected by giving to each holder of Internet Law common stock who did not receive their common stock of Internet Law as a result of the reverse acquisition by National Law, as of the close of business on April 14, 1999, certificates representing one share of Planet common stock for each share of Internet Law common stock.

Manner of Effecting the Distribution

On the distribution date, Internet Law's transfer agent, will deliver certificates for Planet common stock as soon as practicable to holders of record of Internet Law common stock who were stockholders of record on April 14, 1999, and did not receive their common stock in Internet Law as a result of the reverse acquisition by National Law. No underwriters are involved or are expected to be involved in the offering. We will distribute our common stock to holders of Internet Law common stock who did not receive their common stock of Internet Law as a result of the reverse acquisition by National Law, as of the close of business on April 14, 1999, for no consideration. We intend to mail certificates representing the distributed shares on or about September 30, 2000, or as soon thereafter as reasonably possible. We do not anticipate issuing certificates for fractional shares. We will not require the qualified shareholders of Internet Law's common stock to make any payment or take any other action in connection with the distributed shares. There will be approximately 1,449 shareholders of Planet after the distribution. We will mail a copy of this prospectus to each qualified shareholder of record as of April 14, 1999 together with stock certificates representing the distributed shares, as soon as practicable. All shares of Planet common stock will be fully paid and nonassessable and the holders will not be entitled to preemptive rights.

Listing of Planet Common Stock; Restrictions on Resale

Planet intends to apply to a member of the National Association of Securities Dealers, Inc. to make a market in the Planet common stock and provide a quotation on the NASD inter-dealer Electronic Bulletin Board under the trading symbol "PLRS."

Treatment of Indebtedness

Neither Internet Law nor Planet will assume or be responsible for any debts or monetary obligations of the other prior to the date of the reverse acquisition. However, according to the terms of the indemnification agreement, we will be responsible for any liabilities, monetary or otherwise, that may arise from Internet Law's ownership of the mineral properties prior to the date of acquisition.

Expenses

The terms of the distribution agreement state that we shall bear all expenses incurred in connection with the distribution, including the preparation, execution and the performance of the distribution agreement and the transactions contemplated by the distribution agreement, and all fees and expenses of counsel and accountants. Expenses incurred in printing, mailing, SEC filing fees, fees related to any state securities or "blue sky" laws and stock exchange listing application fees as to this prospectus and related registration statement fees will be paid by us. We estimate that these expenses will approximate $30,000, of which a significant portion of these expenses were paid prior to December 31, 1999. .

Indemnification and Insurance

The distribution agreement provides that from and after the distribution date, Internet Law will indemnify, defend and hold harmless Planet and its subsidiaries, as well as the directors and officers of Planet and the various Planet subsidiaries, which may be formed in the future, from and against all losses arising out of or relating to:
        --any breach, whether before or after the distribution date, by Internet Law of any provision of the distribution agreement,
        --liabilities related to the operation of Internet Law.
The distribution agreement also provides that from and after the distribution date, Planet will indemnify, defend and hold harmless Internet Law and its subsidiaries, as well as the directors and officers of Internet Law and the various Internet Law subsidiaries from and against all losses arising out of or relating to:
        --any breach, whether before or after the distribution date, by Planet of any provision of the distribution agreement,
        --any claims arising out of this prospectus or the registration statement pertaining to this prospectus, and
        --liabilities related to the operation of Planet.

Rights of Internet Law Shareholders Before and After the Distribution

Before the acquisition and the distribution, the shareholders of Internet Law, under its former name Planet Resources, Inc., owned all of the equity interest in the mineral properties and related assets described in this prospectus. After the acquisition and the distribution, these same shareholders will own the same ratable equity interest in the mineral properties and related assets as well as a very small percentage interest in the continuing operations of Internet Law.

Federal Income Tax Consequences of the Distribution

The following discussion is based on currently existing provisions of the tax code, treasury regulations under the tax code and current administrative rulings and court decisions. All are subject to changes which may or may not be retroactive, and any such changes could affect the tax consequences described herein. You are urged to consult your own tax advisor as to the particular tax consequences to you of the distribution, including, the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws. We have received an opinion of Sonfield and Sonfield to the effect that, among other things, the distribution will qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986. Neither Internet Law, Planet nor their stockholders, will recognize any gain or loss upon the receipt by Planet of the mineral properties and related assets from Internet Law in exchange for the Planet common stock, or upon receipt by Internet Law stockholders of the Planet common stock in the distribution. Based on the opinion issued to us by Sonfield and Sonfield, the distribution will qualify as a reorganization under the applicable tax laws, and will not cause you to recognize any taxable gain or loss.

State Tax Consequences

Because each state's income tax laws vary, it is impossible to predict the income tax consequences to the stockholders in all of the state taxing jurisdictions in which they are already subject to tax. You are urged to consult your own tax advisors with respect to state income and corporate franchise tax consequences.

Regulations Affecting the Price and Marketability of Planet Common Stock

Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market. For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market. Rule 15g-9 generally applies to shares that are not listed on The Nasdaq SmallCap Market(SM) or any stock exchange. The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction. In addition, because the penny stock rules probably will apply to our shares, investors in this offering probably will find it more difficult to sell their securities. The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements probably will reduce the level of trading activity in the secondary market for the common stock and may severely and adversely affect the ability of broker-dealers to sell our securities.

Dividend Policy

Internet Law currently does not pay dividends on any of its issued and outstanding securities. We do not expect to pay any dividends for the foreseeable future. Any future payments of dividends will be dependent upon our results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors from time to time. Payment and declaration of dividends on our common stock and purchases of shares by us could be affected by to restrictions if we fail to pay dividends on any series of our preferred stock ranking prior to our common stock as to the payment of dividends.

Management’s Plan of Operation

General

Since incorporation, our only business activity has been organizational matters and entering into the distribution agreement with Internet Law.

Plan of Operation for the Next Twelve Months

As per our agreement with Internet law, after the distribution we will own the subsurface mineral rights on approximately 190 acres of land located in the city of Mullan, Idaho. During the next twelve months, we will attempt to identify and contract with a mining company that will agree to search for minerals that may underlie our property. During the time our search is in progress, the small amounts of cash required to maintain our operations, as well as the costs associated with the identification and contracting of a mining company partner, will be provided by our chief executive officer and principal stockholder, A.W. Dugan. Future funding by Mr. Dugan may come from the exercise of options to purchase our common stock and/or through future agreements between Planet and Mr. Dugan negotiated on terms equivalent or better than those terms negotiated on an arms-length basis. As a result, we do not believe there will be the need to raise additional funds during the next twelve months, other than through Mr. Dugan, if and when required. Our plan to contract with a mining company includes:
--     An investigation of mining companies, which are currently operating in the general area of our properties.  This investigation may include the use of industry databases, as well as the investigation of governmental records and industry experts.  We do not expect this cost to exceed $2,500.
--     Initial discussions with those potential mining company partners as determined from our investigation.  We do not expect this cost to exceed $5,000.
--     Contract negotiations with an interested mining partner.  We do not expect the costs, legal or otherwise, to exceed $10,000.
Though no formal agreement exists between Mr. Dugan and us, Mr. Dugan has agreed to fund the costs of such plan to the extent that these costs do not exceed $30,000. If we are able to contract with a mining company, we anticipate that all expenses for exploration and exploitation of our mineral properties will be borne by the mining company and not by us. In return, we would receive a royalty fee based on a percentage of the proceeds from the sale of those minerals the mining company may recover from our properties. We are unable to make any guarantees that:
--     we will be able to identify and negotiate an arrangement with a mining company within the next twelve months,
--     our mining properties will be found attractive to a prospective mining company partner, or
--     if mined, our properties will produce any saleable minerals or metals that would result in Planet receiving any income.
While we believe that such opportunities can be investigated, reviewed and consummated for minimal costs, we cannot give any assurances that related costs will be minimal. We have no employees. Our officers and directors serve our company without receiving a salary. However, from time to time as appropriate, they may receive expense reimbursements and stock options. Though we have no formal written agreement in place, our office space and administrative support is provided by Mr. Dugan. Other than those costs and expenses previously discussed, we do not plan any significant expenditures for new projects of any sort within the next twelve months.

Business

General

Planet is a wholly owned subsidiary of Internet Law Library, Inc., formerly Planet Resources, Inc. We were organized and incorporated under the laws of the state of Delaware on March 26, 1999, as required by the terms of the Agreement and Plan of Distribution dated March 25, 1999, for the purpose of acquiring all of the mineral properties and related assets, including the remaining cash after payment of related expenses. As a result, we are the owner of subsurface mineral rights previously owned by Planet Resources, Inc. on approximately 190 acres of land located in the City of Mullan, Idaho. Our mineral properties are adjacent to Hecla Mining Company's operations on the Lucky Friday Mine. The Lucky Friday mine has produced in excess of 100 million ounces of silver and is currently producing in excess of 7 million ounces of silver per year. The Hecla operation is less than 1,500 feet from the eastern perimeter of our property. Upon completion of the distribution, we intend to explore joint venture relationships with Hecla or other mining companies who may have an interest in the mining of our mineral properties. Currently, there are no active discussions taking place regarding our mineral properties. We do not have plans to initiate mining operations on our property until a suitable joint venture partner is identified and an arrangement for the development of our mineral assets is secured. We presently have minimal operations. Since incorporation, our primary business to date has been organizational activities.

Corporate History

Our parent company, Internet Law, was originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company in the development stage. During that time, the business activities of Allied were confined to the acquisition of mineral rights lying beneath the City of Mullan, Shoshone County, Idaho, and the identification of a third-party partner to finance exploration and development of the property. On May 1, 1981, Allied entered into an agreement with the City of Mullan, which superseded a previous agreement dated December 31, 1971. The Allied-Mullan agreement provided Allied, as Lessee, the right to mine subsurface minerals on approximately 200 acres of land owned by the City of Mullan for a period of 25 years, with an option to renew the lease for an additional 25 years. These mineral rights are located in the Hunter Mining District. A separate lease was obtained for the mineral rights to approximately 3 acres of land owned by School District #392. The lease of mineral rights, as it relates to School District #392, has expired. However, the lease of mineral rights, as it relates to the City of Mullan, has not expired and is current and in good standing. Under the Allied-Mullan agreement, the City of Mullan, as lessor, received 20% of all royalty payments or other consideration received by Allied from the mining of the property north of the Osburn Fault. The agreement also provided, that in the event Allied entered into a lease agreement for the exploration and development of "City Property" south of the Osburn Fault, the City of Mullan would receive 15% of the royalties received from that lease agreement. No royalties have been paid on "City Property" south of the Osburn Fault. On January 1, 1981, Allied entered into a lease agreement with Sunshine Mining Company, a Delaware corporation, with mining properties situated in Shoshone County, Idaho. On June 26, 1984, the lease was assigned by Sunshine to Hecla Mining Company, a Delaware corporation listed on the New York Stock Exchange, also with mining operations near Mullan, Idaho. The lease covered all of our properties north of the Osburn Fault as defined in the lease agreement. The lease was for a period of forty years with a right to renew for an additional forty years. On October 16, 1991, Hecla notified Allied that it was electing to terminate the lease agreement on January 16, 1992. At a later date, Hecla provided Allied with an inventory of the pipe, track and writing installed on Allied's property. Title to the subsurface mineral rights was acquired by issuance to the real property owners of one share of common stock of Allied for each 25 square feet of surface owned. Conveyance of title included all subsurface rights lying beneath adjacent streets and alleys where ownership rested with the grantor. On January 15, 1996, Allied was reincorporated in Delaware as a result of a merger with Planet Resources, Inc. and, among other shareholder actions taken at that time, changed its name to Planet Resources, Inc. The reincorporation resulted in:
(1)   shares of common stock of Allied being converted into the right to receive one share of common stock of Planet Resources for each five shares of common stock of Allied as of the date of reincorporation,
(2)   elimination of the right to cumulative voting for the
      election of directors,
(3)   persons serving as officers and directors of Allied continuing to serve in their respective capacities, and
(4)   the Articles of Incorporation of Allied being changed to:
          a.    reduce the par value of the common stock from $.01 to $.001,
          b.    reduce the number of shares of common stock the Company is authorized to issue from
             50,000,000 to 10,000,000, and
          c.    authorize the Company to issue 1,000,000 preferred shares with a par value  of $.001 per share.
Between 1992 and the date of its reverse acquisition by National Law in March of 1999, the company had no operations. However, our company maintained title to its mining properties and related assets. In January 1999, Planet Resources, Inc. agreed in principal to acquire National Law and change its name to Internet Law Library, Inc.

Planet Resources and National Law Library Merger

In January 1999, Planet Resources, Inc.'s management was presented with the opportunity to merge with National Law Library, Inc. Upon review of National Law, including its management, business plan, products and services, and industry niche, Planet Resources' management believed that a merger with National Law would provide an opportunity to greatly enhance Planet Resources' shareholder value. Planet Resources' management found many factors of the National Law business plan attractive, including the following:
--     The Internet is an increasingly significant global medium for online commerce.
      According to Forrester Research, the total value of goods and services purchased over the Web was $43 billion in 1998 and is expected to increase to $1.3 trillion in 2003.
--     Industry sources estimate the market for on-line legal information was $1.7 billion in 1998, and is projected to grow to $2.7 billion by 2002.
--     With the growth in litigation and the increase in the number of lawyers, Internet Law believes the projected increase in the market for on-line legal information is reasonable.  From 1984 to 1997, civil lawsuits increased 28% and criminal cases increased 55%.  The number of lawyers in the United States as of December 1998 was approximately 980,000 and is expected to grow to approximately 1.06 million by 2002.
--    The increased popularity of the Internet, both domestically and internationally, and the movement towards conservation of natural resources by using less paper, further strengthens this belief.
Internet Law's industry competitors such as, LEXIS/NEXIS(R), which is owned by Reed-Elsevier, and West Group, a division of The Thomson Corporation, offer similar services at significantly higher prices. As a result of these factors, among others, as well as the successful negotiation of a merger agreement, Planet Resources, Inc. elected to merge with National Law in March 1999, in an attempt to enhance shareholder value. Internet Law Library, Inc. operates an Internet portal that provides subscription access to databases used for legal research through its wholly owned, operating subsidiary, National Law Library, Inc. The content of these databases consists of federal and state case law, statutory law and regulatory materials that can be useful to individual lawyers, judges, law firms, corporate legal departments, government agencies, businesses, and individuals involved in litigation, legislative efforts, and corporate legal planning. Interfacing with these databases is a software retrieval engine that is also owned and operated by National Law. Customers using the Internet portal pay subscription fees to National Law for monthly or longer-term service. National Law, a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet portal to be used for legal research. Following its formation, National Law's then sole stockholder, the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in certain retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999. Under the terms of the Agreement and Plan of Reorganization, dated March 25, 1999, including subsequent amendments, among the Company, National Law and the stockholders of National Law, and effective as of March 30, 1999, each share of National Law common stock was exchanged for one share of Planet Resources' unregistered common stock. In contemplation of this transaction, Planet Resources, Inc.'s original stockholders agreed to a one-for-two reverse stock split, which resulted in 2,000,000 shares of Internet Law's common stock being outstanding immediately prior to the merger. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." As a result of these transactions, former National Law stockholders currently hold 18,000,000 shares of Planet Resources, Inc.'s unregistered common stock and Internet Law's original stockholders currently hold 2,000,000 shares of Planet Resources' common stock. Under the terms of the agreement, the majority of Planet Resources' original board of directors resigned. They were replaced with directors elected by the new stockholders of Internet Law.

Properties

The predecessor company has owned the mineral properties and related assets to be acquired from Internet Law for many years and, for the last several years, represented the only material assets of the predecessor company. The mineral properties owned by the predecessor company and to be owned by Planet are described as follows: After the distribution, Planet will be the owner of subsurface mineral rights on approximately 190 acres of land located in the City of Mullan, Idaho. The mineral properties consist of a mining lease with the City of Mullan and subsurface mineral rights that Allied acquired from property owners in Mullan, Idaho, in exchange for stock in Allied Silver. The lease with the City of Mullan is for 25 years from May 7, 1981. The lease grants the Lessee the option to renew the lease for 25 years from expiration of the original term. The property leased from the City of Mullan consists of approximately two hundred acres and involves property to the north and south of the Osburn Fault. The City of Mullan, as Lessor, is entitled to receive 20% of any and all royalty payments, advance or otherwise, or other consideration, which may be paid by any third parties to the Lessee as a result of mining activities north of the Osburn Fault. The same is true for activities south of the Osburn Fault, but the payment shall be 15%, rather than 20%. The mineral interests owned by the predecessor company, Allied Silver, constitutes fee simple interest to the subsurface mineral rights previously held by property owners within the City of Mullan. Those property owners conveyed, by deed, their subsurface mineral rights to Allied Silver in exchange for stock in Allied Silver. These subsurface mineral rights are held as fee simple absolute. The precise acreage for all of the subsurface mineral rights has not been calculated, but the property from which these subsurface mineral rights were severed was all located within the boundaries of the City of Mullan. Therefore, to the extent there was private property within the City of Mullan, those property owners conveyed the subsurface mineral rights to Allied Silver. To the extent there was any property owned by the City of Mullan, including public right-of-ways like streets, alleys and parks, the City leased its mineral rights to the subsurface to Allied Silver.

Competitive Position

The Company has no competitive economic position in the mining industry as no mineral production has ever been realized. To date, there has been no mining activity on these properties other than two exploratory holes drilled by Sunshine Mining during the 1980's, with inconclusive results. Furthermore, the Company has not received revenue from its mineral rights for the last several years since the lease with Hecla Mining Company was terminated. The termination of this lease does not affect the prospective potential of the property, as Hecla's current silver mining operations continue to move closer to our properties.

Business Offices and Administrative Support

A private corporation controlled by A.W. Dugan provides office space and the necessary administrative and clerical support for the corporate affairs of Planet without any cost to Planet.

Research and Development Activities

We have not incurred any material costs for research or development activities since our inception.

Compliance with Environmental Laws

We do not believe that we will incur any material costs relating to efforts to comply with environmental laws or other governmental regulations.

Customer and Suppliers

We do not provide any goods or services at this time. As such, we do not have any customers or suppliers.

Government Regulation

As we currently have minimal operations, we do not believe we are subject to governmental regulations, which may relate to our business.

Employees

We have no employees and our current officers and directors serve without established compensation.

Legal Proceedings

We are not parties to any lawsuit, pending or threatened; that we believe would have a material effect on our financial position.

Agreement with Consultant

In November 1999, we entered into a consulting agreement with Genesis Financial Group, L.L.C. to assists us in completing the distribution, including the preparation of the registration statement, of which this prospectus is a part. Under the terms of the agreement, we paid to Genesis $5,000 upon execution of the agreement and are obligated to pay Genesis an additional $5,000 once the registration statement is declared effective. Additionally, upon the registration statement, of which this prospectus is part, being declared effective by the Securities and Exchange Commission, we are obligated to issue to Genesis a warrant for an aggregate price of $10.00, to purchase up to 50,000 shares of our common stock at a price of $0.40 per share, on or before November 2, 2004. The agreement had a term the sooner of six months or the declared effectiveness of the registration statement for this distribution. On May 1, 2000, we extended our agreement with Genesis for the sooner of an additional six months or the declared effectiveness of the registration statement for this distribution. Genesis, founded in 1997, is a Houston, Texas-based firm, which advises companies on corporate finance and merger and acquisition strategies. Genesis is owned and controlled by its two principals, Robert E. Chamberlain, Jr. and Kevin P. Regan, both of Houston, Texas. Mr. Chamberlain has extensive experience in corporate finance matters having served in the positions of Associate and Vice President for Solomon Brothers Inc. in the departments of Corporate Finance and Mergers and Acquisitions from 1986 to 1992. While at Solomon Brothers, Mr. Chamberlain's clients included many Fortune 1000 companies. From 1992 to 1993, he served as Vice President - Corporate Finance at Laidlaw Securities, as Vice President - Corporate Finance at Dickinson and Co. from 1993 through 1995, and as President of Capital Consulting Group from 1995 to 1997. Prior to the founding of Genesis, Mr. Regan served as a Project Analyst for Sutter and Associates, a management-consulting firm, from 1991 to 1994. From 1994 to 1997, he served in the position of Senior Analyst at the merchant-banking firm Benchmark Equity Group where he assisted private and public emerging growth companies in corporate finance and merger and acquisition strategies. Genesis, nor its principals, holds any state or federal license for the provision of services outlined in the consulting agreement. Genesis has represented to Planet that no such licenses are required pursuant to applicable federal and state laws including but not limited to federal and state securities related laws and regulations and that the performance of the services by Genesis and the compensation payable to the Genesis as contemplated in the consulting agreement will not, when fully performed by Genesis, violate or be in contravention of any applicable laws.

Transfer Agent

Internet Law's transfer agent, Atlas Stock Transfer Corporation, will act as the agent for the distribution and will deliver certificates for our common stock as soon as practicable to shareholders of record of Internet Law common stock as of April 14, 1999 who did not receive their common stock in Internet Law as a result of the reverse acquisition by National Law. All shares of our common stock will be fully paid and nonassessable and the holders will not be entitled to preemptive rights.

Management

Directors, Executive Officers, Promoters and Control Persons

The table below sets forth, as to each executive officer and director of Planet, such person's name, positions with Planet and age. As per our articles of incorporation, the board of directors is divided into three classes of directors designated by Class I, Class II and Class III. The members of each class are elected for a term of three years and until their successors are elected and qualified. Directors of Class I have a term expiring at the first annual meeting of stockholders, directors of Class II have a term expiring at the second annual meeting of stockholders, and directors of Class III have a term expiring on the third annual stockholders meeting. Thereafter, at each succeeding annual stockholders meeting, directors of each class will be elected for three years. Notwithstanding the foregoing, the director whose term expires at each succeeding annual stockholders meeting will continue to serve until such time as his/her successor has been duly elected and has been qualified, unless his/her position on the board of directors has been abolished by action taken to reduce the size of the board of directors prior to the annual stockholders meeting. Each executive officer is elected or appointed by the Planet board of directors. On March 26, 1999, each director listed in the table below was elected and qualified to serve on our board of directors. All of the directors and executive officers listed below will continue with Planet in the same capacity as officers and directors as they served with Planet Resources, Inc., the predecessor corporation of Internet Law.

Officers and Directors

Name                 Age    Position with the        Class    Director's
----                 ---    ------------------
                                                               Remaining
                                                                 Term
                                  Company                     (In Years)
                                  -------                     ----------
A.W. Dugan           71       Chairman of the         III          2
                              Board of
                              Directors, Chief
                              Executive Officer
                              and President
Jacque N. York       53       Secretary and           II           1
                              Director
Michael K.           46       Director                 I          0*
Branstetter
*As per our articles of incorporation, each director whose term expires at each succeeding annual stockholders meeting will continue to serve until such time as his/her successor has been duly elected and has been qualified, unless his/her position on the board of directors has been abolished by action taken to reduce the size of the board of directors prior to the annual stockholders meeting. A.W. Dugan, chairman of the board, chief executive officer and president, organized Planet as the promoter, as that term is defined in the Securities Act of 1933, and joined the board in 1999. Mr. Dugan also served as the President and Chief Executive Officer of Planet Resources, Inc., the predecessor corporation of Internet Law. Mr. Dugan's principal occupation and five year business history is as oil and gas operator. For the past five years, Mr. Dugan has been the chief executive officer of Nortex Corporation, a privately held company in the business of oil and gas exploration and production. In addition to his responsibilities at Nortex and Planet, Mr. Dugan serves as the President of Anglo Exploration Corporation and Houston Resources Corporation. Anglo Exploration Corporation is an affiliated company that has a limited portfolio of passive investments, which Mr. Dugan manages. Mr. Dugan has been associated with the company for 25 years. Mr. Dugan and his family are the sole stockholders of Anglo Exploration. Houston Resources Corporation is an affiliated company, which operates oil properties for Mr. Dugan's interest as well as for the interests of others. Mr. Dugan has been associated with Houston Resources Corporation for 25 years. Houston Resources Corporation is a passive investor in Planet and Mr. Dugan and his family are the sole stockholders. Jacque N. York, secretary and director, joined the board in 1999. Ms. York's principal occupation and five year business history is as corporate officer. For the past five years, Ms. York has been the corporate secretary of Nortex Corporation, a privately held company in the business of oil and gas exploration and production. Michael K. Branstetter, director, joined the board in 1999. Mr. Branstetter's principal occupation and five year business history is as attorney at law. He is a shareholder and Managing Director of the law firm of Hull, Branstetter and Simpson Chartered. Mr. Branstetter is an officer and director of the following public companies: Pilot Silver Lead, Inc., Idaho General Mines, Inc., and Lucky Friday Extension Mining Company. There are no employment agreements between the officers of Planet and Planet. Furthermore, we do not carry key-man insurance policies on any of the officers or directors of Planet. Mr. Dugan, in his role as an officer and director will devote approximately 15 hours per month to Planet.

Compensation of Directors and Executive Officers

Planet has paid no remuneration to its directors or officers, other than as provided in the following paragraph, and does not anticipate the payment of remuneration, until the board of directors determines otherwise.
                                                    Long Term
                                                  Compensation
                    Annual Compensation              Awards              Payouts
               ------------------------------   ------------------  ------------------
               ------------  ------  --------   --------  --------  ------------------
Name and       Year   Salary Bonus   Other      RestrictedSecuritiesLTIP    All
principal                            annual     stock     underlyi          other
position                             compensatioawards    options ngpayouts compensation
-------------  -----  -----  ------  --------   --------  --------  ------  ----------
-------------  -----  -----  ------  --------   --------  --------  ------
A.W. Dugan     1999   $-0-   $-0-     $-0-       $405     405,000   $-0-      $-0-
Chairman,
chief
executive
officer and
president
               1998   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-
               1997   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-
Jacque N.      1999   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-
York,
secretary
and director
               1998   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-
               1997   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-
Michael K.     1999   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-
Branstetter,
director
               1998   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-
               1997   $-0-   $-0-     $-0-       $-0-      $-0-     $-0-      $-0-

The Planet Stock Incentive Plan

Planet has adopted a stock incentive plan to provide deferred stock incentives to key employees, if any, and directors of Planet and its subsidiaries, if any are created, who contribute significantly to the long-term performance and growth of Planet.

General Provisions of the Stock Incentive Plan

The stock incentive plan will be administered by the board of directors, or a committee of the board of directors duly authorized and given authority by the board of directors, to administer the stock incentive plan. The board will have exclusive authority to administer the stock incentive plan as follows:
 -- to select the employees to be granted awards under the stock incentive plan,
 -- to determine the type, size and terms of the awards to be made,
 -- to determine the time when awards will be granted, and
 -- to prescribe the form of instruments evidencing awards made under the stock incentive plan.
The board will be authorized to establish, amend and rescind any rules and regulations relating to the stock incentive plan as may be necessary for efficient administration of the stock incentive plan. Any board action will require a majority vote of the members of the board. Three types of awards are available under the stock incentive plan:
*     nonqualified stock options or incentive stock,
*     stock appreciation rights and
*     restricted stock.
An aggregate of 2,500,000 shares of Planet common stock have been reserved and may be issued under the stock incentive plan. This number could be adjusted to prevent dilution due to merger, consolidation, stock split or other recapitalization of Planet.

Stock Options and Stock Appreciation Rights

Stock options are rights to purchase shares of Planet common stock. Stock appreciation rights are rights to receive, without payment to Planet, cash and/or shares of Planet common stock in lieu of the purchase of shares of Planet common stock under the stock option to which the stock appreciation right is attached. The board may grant stock options in its discretion under the stock incentive plan. The option price will be determined by the board at the time the option is granted and will not be less than the par value of those shares. The board may, in its discretion, attach a stock appreciation right to an option awarded under the stock incentive plan. A stock appreciation right is exercisable only to the extent that the option to which it is attached is exercisable. A stock appreciation right entitles the optionee to receive a payment equal to the appreciated value of each Planet share under option in lieu of exercising the option to which the right is attached. The appreciated value is the amount by which the fair market value of a share of Planet common stock exceeds the option exercise price for that Planet share. A holder of a stock appreciation right may receive cash, Planet common stock or a combination of both upon surrendering to Planet the unexercised option to which the stock appreciation right is attached. Planet must elect its method of payment within fifteen business days after the receipt of written notice of an intention to exercise the stock appreciation right. A person to whom a stock option or stock appreciation right is awarded will have no rights as a stockholder with respect to any shares of Planet common stock issuable under the stock option or stock appreciation rights until actual issuance of a stock certificate for the Planet shares.

Restricted Stock

The board may in its discretion award Planet common stock that is affected by some restrictions on transferability. This restricted stock issued as part of the stock incentive plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by the laws of descent and distribution, for a period of time as determined by the board, from the date on which the award is granted. Planet will have the option to repurchase the shares of restricted Planet common stock at the price the board shall have fixed, in its sole discretion, when the award was made. This option will be exercisable at the times and upon the occurrence of events as the board shall establish when the restricted stock award is granted. Planet may also exercise its option to repurchase the restricted Planet common stock if prior to the expiration of the restricted period, the participant has not paid to Planet amounts required to be withheld under federal, state or local income tax laws. Certificates for restricted stock will bear an appropriate legend referring to the restrictions. A holder of restricted stock may exercise all rights of ownership incident to his ownership including the right to vote and receive dividends, unless limitations have been imposed by the board.

Tax Information

A recipient of an incentive stock option or a non-qualified stock option will not recognize income at the time of the grant of the option. On the exercise of a non-qualified stock option, the amount by which the fair market value of the Planet common stock on the date of exercise exceeds the option price will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by Planet. The disposition of Planet shares acquired upon exercise of a non-qualified option will ordinarily result in capital gain or loss. In the case of officers who are affected by the restrictions of Section 16(b) of the Securities Exchange Act of 1934, including subsequent amendments, the date for measuring the amount of ordinary income to be recognized upon the exercise of a non-qualified stock option will generally be six months after exercise rather than the date of exercise. If an incentive option is exercised through the use of Planet common stock previously owned by the holder, the exercise generally will not be considered a taxable disposition of the previously owned Planet shares and thus no gain or loss will be recognized on the exercise of Planet shares. However, if the previously owned Planet shares were acquired by the exercise of an incentive stock option or other tax qualified stock option and the holding period requirements for those Planet shares were not satisfied at the time the previously owned Planet shares were used to exercise the incentive option, that use would constitute a disqualifying disposition of the previously owned Planet shares. This would result in the recognition of ordinary income but, under proposed Treasury regulations, not any additional gain in capital gain, in the amount described above. The amount of any cash or the fair market value of any Planet common stock received upon the exercise of stock appreciation rights under the stock incentive plan will be taxable as ordinary income in the year of receipt and Planet will be entitled to a deduction for that amount. However, if the holder receives Planet common stock upon the exercise of stock appreciation rights and is then subject to the restrictions of Section 16(b) of the Exchange Act; unless the holder elects otherwise, the amount of ordinary income and deduction will be measured at the time those restrictions lapse.

Principal Shareholders of Planet

The number of shares of Planet common stock shown below to be owned beneficially by beneficial owners holding more than five percent of the issued and outstanding Internet Law common stock, as well as by each director and by all directors and officers as a group is based upon the number of shares to be received by these individuals in the distribution. The following table sets forth information about the beneficial ownership of Planet's common stock after the distribution by:
*     each person known by us to own beneficially five percent (5%) or more of the outstanding common stock,
*     each of our directors,
*     each of our executive officers, and
*     our directors and officers as a group.

                                      Number of Shares      Percentage
Name and Address of Beneficial        of Common Stock      Beneficially
Owners                               Beneficially Owned       Owned
-----------------------------------  -------------------  ---------------
-----------------------------------  -------------------  ---------------
A.W.  Dugan                              1,922,092            79.92%
1415 Louisiana, Suite 3100
Houston, Texas 77002
Houston Resources Corp.
1415 Louisiana, Suite 3100
Houston, Texas 77002                       200,000            10.00%
Anglo Exploration Corp.
1415 Louisiana, Suite
Houston, Texas 77002                       120,000             6.00%
Jacque N. York
1415 Louisiana, Suite
Houston, Texas 77002                           -0-             0.00%
Michael K. Branstetter
416 River Street
Wallace, Idaho 83873-0709                    7,500             0.38%
Executive officers and directors
as a group (2 persons)                   1,929,592           80.238%

In the preceding table:
*     A person is deemed to be the beneficial owner of securities that he or she can acquire within 60 days from the date of this prospectus upon the exercise of options.  Furthermore, unless otherwise indicated below and under applicable community property laws, each shareholder named in the table above has sole voting and investment power with respect to the shares set forth opposite his or her name.
*     Mr. Dugan is deemed to be the beneficial owner of 405,000 shares of common stock that can be acquired within 60 days from the date of this prospectus upon the exercise of options.  Mr. Dugan's shares also include 120,000 shares beneficially owned by Anglo
      Exploration Corp.  Anglo Exploration Corp. is a private company owned and controlled by Mr. Dugan.  Furthermore, Mr. Dugan's shares include 200,000 shares owned by
      Houston Resources Corp.  Houston Resources Corp. is a company beneficially owned by a trust for the benefit of Mr. Dugan's family, and to which he disclaims any beneficial interest.  Mr. Dugan does, however, have dispositive and voting control over these shares.

Certain Relationships and Related Transactions

Planet Common Stock Options

On July 28, 1994, Internet Law granted five (5) year options to purchase 645,000 shares of common stock at a price of $0.15 per share. During fiscal 1996, 240,000 of the options were exercised by Houston Resources Corporation, a corporate entity owned by a trust for the benefit of the family of A.W. Dugan. In conjunction with the reverse acquisition by National Law, the previously remaining 405,000 unexercised options, which were to expire on July 28, 1999, were cancelled. On August 12, 1999, Planet issued to Mr. Dugan options to purchase 405,000 shares of its common stock exercisable at anytime prior to 5:00 p.m. December 31, 2004 at an exercise price of $0.15 per share. In November 1999, we entered into a consulting agreement with Genesis Financial Group, L.L.C. for the provision of management consulting advice relating to the preparation of a registration statement of which this prospectus is a part. As per the terms of the consulting agreement, Genesis will receive options to purchase 50,000 shares of our common stock at a price of $0.40 per share. These options will be issued to Genesis upon this registration statement being declared effective by the Securities and Exchange Commission and may be exercised at any time thereafter but no later than November 2, 2004.

Planet’s Policy Regarding Transactions with Affiliates

At this time, we have no formal policy in place regarding Planet entering into transactions with affiliates.

Description Planet Capital Stock

Authorized Capital Stock

The certificate of incorporation grants Planet the authority to issue 2,010,000 shares of capital stock, of which 2,000,000 are common stock, par value $.001 per share, and 10,000 are preferred stock, par value $.001 per share. At May 31, 2000, Planet had outstanding 100,000 shares of Planet common stock, all of which are currently held by Internet Law. We anticipate amending our certificate of incorporation in the near future to allow for the increase in the number of our authorized and unissued shares of common stock in order to maintain an adequate number of authorized common shares to issue as the option holders exercise their option agreements and for other corporate purposes.

Planet Serial Preferred Stock

Under Planet's certificate of incorporation, Planet's board of directors may from time to time establish and issue one or more series of preferred stock and fix the serial designations, powers, preferences and rights of the shares of each series and the qualification, limitations or restrictions on those shares, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, of any wholly unissued series of Planet preferred stock.

Planet Common Stock

Holders of Planet common stock are entitled to receive dividends as the board of directors declares them after consideration of the preference of any outstanding Planet preferred stock, and are entitled to cast one vote per share on all matters voted upon by stockholders. However, Planet has no present intention of paying any dividends. There is no cumulative voting for the election of directors and Planet common stock does not have any preemptive rights. Upon liquidation of Planet, holders of Planet common stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to any outstanding Planet preferred stock. Payment and declaration of dividends on Planet common stock and purchases of shares by Planet will be affected by restrictions if Planet fails to pay dividends on any series of Planet preferred stock ranking prior to Planet common stock as to the payment of dividends.

Planet Common Stock Options

As of August 12, 1999, we have authorized the issuance of 405,000 options each to purchase one share of common stock at a price of $0.15 per share at any time up to December 31, 2004. Subsequent to the distribution, we intend to authorize the issuance of 50,000 options to Genesis Financial Group, each to purchase one share of common stock at a price of $0.40 per share at any time up to November 2, 2004.

Defenses Against Hostile Takeovers

Certain provisions of our certificate of incorporation may have the effect of preventing or delaying an acquisition or tender offer, which might be viewed by the stockholders to be in their best interests.

In general, the anti-takeover provisions in Delaware law and our certificate of incorporation are designed to minimize our susceptibility to sudden acquisitions of control, which have not been negotiated with and approved by our board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. These provisions would not prohibit an acquisition of control or a tender offer for all of our capital stock. However, to the extent these provisions successfully discourage the acquisition of control of us or tender offers for all or part of our capital stock without approval of the board of directors, they may have the effect of preventing or delaying an acquisition or tender offer which might be viewed by stockholders to be in their best interests. Authorized shares of capital stock. Our certificate of incorporation authorizes the issuance of up to 10,000 shares of serial preferred stock and 2,000,000 shares of common stock. Shares of our preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of common stock, could represent additional capital stock, which would be required to be purchased by a prospective acquirer. Issuance of additional shares may dilute the voting interests of our stockholders. Stockholder meetings. Our certificate of incorporation provides that only our board of directors or a duly designated committee of the board may call annual stockholder meetings. Our certificate of incorporation also provides that stockholder action may be taken only at a special or annual stockholder meeting and not by written consent. These provisions may discourage hostile takeover attempts by making it more difficult to address shareholders between annual meetings called by the board of directors. Classified board of directors and removal of directors. Planet's certificate of incorporation provides that Planet's board of directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class serve for terms of three years, with the terms of one class expiring each year. Each class currently consists of approximately one-third of the number of directors. Each director will serve until his successor is elected and qualified. A classified board of directors could make it more difficult for stockholders, including those holding a majority of Planet's outstanding stock, to force an immediate change in the composition of a majority of the board of directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority. In contrast, the majority of a non-classified board may be changed in one year. In the absence of the provisions of Planet's certificate of incorporation classifying the board, all of the directors would be elected each year. The provision for a staggered board of directors affects every election of directors and is not triggered by the occurrence of a particular event like a hostile takeover. Thus a staggered board of directors makes it more difficult for stockholders to change the majority of directors even when the reason for the change would be unrelated to a takeover. Stockholder vote required to approve business combinations with related persons. Our certificate of incorporation generally requires the approval of the holders of 75% of our outstanding voting stock, including any class or series entitled to vote separately, and a majority of the outstanding stock not beneficially owned by a related person, up to a maximum requirement of 85% of the outstanding voting stock, to approve business combinations, as defined, involving the related person, except in cases where the business combination has been approved in advance by two-thirds of those members of our board of directors who were directors prior to the time when the related person became a related person. The supermajority stockholder vote requirements under the Delaware Certificate and Delaware law may have the effect of foreclosing mergers and other business combinations, which the holders of a majority of our stock deem desirable, and place the power to prevent those types of transactions in the hands of a minority of our stockholders. Advance notice requirements for nomination of directors and proposal of new business at annual stockholder meetings. Our certificate of incorporation generally provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting. Making the period for nomination of directors and introducing new business a period not less than 10 days prior to notice of a stockholder meeting may tend to discourage persons from bringing up matters disclosed in the proxy materials furnished by Planet and could inhibit the ability of stockholders to bring up new business in response to recent developments. Supermajority voting requirement for amendment of some provisions of the certificate of incorporation. Our certificate of incorporation provides that specified provisions contained in the certificate of incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 75% percent of the outstanding stock entitled to vote. This requirement exceeds the majority vote that would otherwise be required by Delaware law for the repeal or amendment of the certificate of incorporation. Specific provisions affected by the supermajority vote requirement are:
*     the calling of stockholder meetings and the requirement that stockholder action be taken only at annual or special meetings,
*     written notice to Planet of nominations for the election of directors and new business proposals,
*     the number and terms of Planet's directors,
*     the removal of directors,
*     approval of business combinations involving related persons,
*     the consideration of various factors in the evaluation of business combinations,
*     indemnification of directors, officers, employees and agents,
*     limiting directors; liability, and
*     the required stockholder vote for amending the by-laws and certificate of incorporation.

Shares Eligible for Future Sale

Upon completion of the distribution, Planet will have an estimated 2,000,000 shares of common stock outstanding held beneficially by approximately 1,449 persons, all of which will be freely tradable without restriction or further registration under the Securities Act. Following the distribution, 455,000 shares of Planet common stock will be issuable upon the exercise of options.

Legal Matters

Sonfield and Sonfield, Houston, Texas, will pass upon the validity of the issuance of the securities offered by this prospectus for Planet.

Experts

The financial statements of Planet as of May 31, 2000, appearing in this prospectus have been audited by Harper and Pearson Company, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

Where You Can Find More Information

Planet intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and any other periodic reports as it may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, including subsequent amendments. Planet has filed a registration statement with the Securities Exchange Commission under the Securities Act with respect to the shares registered by this prospectus. This Prospectus omits some information contained in the registration statement as permitted by the rules and regulations of the Commission. For further information about respect to Planet Resources, Inc. and Planet common stock, investors should read the registration statement, including the exhibits included with it. Statements in this Prospectus about the contents of any contract or any other document are not necessarily complete; investors should read each contract or other document filed with the Commission as an exhibit to the registration statement. The registration statement, including all of the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of those materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Planet will file registration statements (including this one) and other documents and reports electronically through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") which is publicly available through the Commission's Internet World Wide website, http://www.sec.gov.

F-1

Index to Financial Statements

                                                                         Page
                                                                         ----

Statement of Changes in Stockholder's Equity for the Eleven Months

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and StockholderPlanet
Resources, Inc.Houston,
Texas

We have audited the accompanying balance sheet of Planet Resources, Inc. (formerly New Planet Resources, Inc.) as of May 31, 2000, and the related statements of operations, changes in stockholder’s equity and cash flows for the eleven months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Planet Resources, Inc. at May 31, 2000, and the results of its operations and its cash flows for the eleven months then ended in conformity with generally accepted accounting principles.

/s/ Harper and Pearson Company

Houston, TexasJune
26, 2000

PLANET RESOURCES, INC.

BALANCE SHEET

MAY 31, 2000

ASSETS

CURRENT ASSETS                                                 $   9,197
                                                               ---------
    Cash

TOTAL ASSETS                                                   $   9,197
                                                               =========

                            LIABILITIES AND STOCKHOLDER'S EQUITY
                            ------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
   Preferred stock - par value $.001; 10,000 shares
         authorized, none issued or outstanding                $     -0-
   Common stock - par value $.001; 2,000,000 shares
         authorized, 100,000 shares issued and outstanding           100
     Additional paid-in capital                                   36,175
     Retained earnings (deficit)                                (27,078)
                                                                --------

Total stockholder's equity                                         9,197
                                                               ---------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                      $  9,197
                                                                ========
PLANET RESOURCES, INC.

STATEMENT OF OPERATIONS

FOR THE ELEVEN MONTHS ENDED MAY 31, 2000
REVENUE                                                 $            -0-

EXPENSES
    Professional Fees                                             22,796
    Other                                                            522
                                                                --------
          Total expenses                                          23,318
                                                                  ------

NET LOSS                                                      $ (23,318)
                                                              ----------

BASIC LOSS PER SHARE OUTSTANDING                            $      (.23)
                                                            ============

WEIGHTED AVERAGE SHARES OUTSTANDING                              100,000
                                                              ==========
PLANET RESOURCES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE ELEVEN MONTHS ENDED MAY 31, 2000
                  Common                   Additional   Retained
                  Shares      Common       Paid-In      Earnings
                   Issued       Stock       Capital     (Deficit)     Total
                  ----------  -----------  ----------   ----------  -----------
                  ----------  -----------  ----------   ----------  -----------

BALANCE,           100,000       $  100    $ 36,175     $(3,760)     $32,515
   JUNE 30, 1999

NET LOSS
                       -0-          -0-         -0-     (23,318)    (23,318)
                  ----------  -----------  ----------   ----------  -----------
                  ----------  -----------  ----------   ----------  -----------

BALANCE,
   MAY 31, 2000    100,000       $  100    $ 36,175     $            $ 9,197
                                                        (27,078)
                  ==========  ===========  ==========   ==========  ===========
PLANET RESOURCES, INC.

STATEMENT OF CASH FLOWS

FOR THE ELEVEN MONTHS ENDED MAY 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                   $(23,318)

         Cash used by operating activities
                                                               (23,318)

CASH FLOWS FROM FINANCING ACTIVITIES                                -0-

CASH FLOWS FROM INVESTING ACTIVITIES
                                                                    -0-

NET DECREASE IN CASH                                           (23,318)

CASH AT BEGINNING OF PERIOD                                      32,515
                                                             -----------
                                                             -----------

CASH AT END OF PERIOD                                           $ 9,197
                                                             ===========

F-7

PLANET RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

Planet Resources, Inc. (“Planet”) was incorporated in the State of Delaware on March 26, 1999, as a wholly owned subsidiary of Internet Law Library, Inc. (“Internet Law”). Planet was formed in connection with the execution of an Agreement and Plan of Distribution (the ‘Distribution Agreement’) by and between Internet Law and Planet dated March 25, 1999. Under terms of the Distribution Agreement, Internet Law will transfer certain of its assets to Planet including mineral rights and related equipment and shares and options of Planet will be distributed to the Internet Law stockholders in a tax-free exchange. Planet intends to become a public company upon the effectiveness of a registration statement.

Planet has no commercial operations although management is evaluating various future operating strategies, including the merger of Planet with operating entities. Planet has incurred minimal expenses for professional and other costs, which have been reflected on the accompanying statement of operations.

Basic Loss Per Share – Basis loss per share of common stock is based on the weighted average number of shares outstanding during the period.

Income Taxes - Planet has had losses since inception and therefore has not been subject to federal income taxes. As of May 31, 2000, Planet had accumulated net operating loss carryforwards for income tax purposes of approximately $27,000. These carryforwards begin to expire in 2019. The Tax Reform Act of 1986 provided for an annual limitation on the use of net operating loss and tax credit carryforwards following certain ownership changes that limit Planet’s ability to utilize these carryforwards. Additionally, because U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income and tax liabilities, Planet may not be able to take full advantage of its net operating loss and tax credits for federal income tax purposes. Since Planet has had net operating loss carryforwards since inception and there is no assurance of future taxable income, a valuation allowance has been established to fully offset the deferred tax assets of approximately $9,000.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Capital Stock. On May 15, 2000, the Company filed with the Secretary of State of Delaware a Certificate of Correction (the “Certificate”) to correct an error in the Certificate of Incorporation of Planet Resources, Inc. filed in the Office of the Secretary of State of Delaware on March 26, 1999. This Certificate corrected the previous Certificate of Incorporation as follows: the aggregate number of shares of all classes of capital stock which the Corporation has the authority to issue is 2,010,000 of which 2,000,000 are to be shares of common stock, $.001 par value per share, and of which 10,000 are to be shares of serial preferred stock, $.001 par value per share. The original Certificate of Incorporation authorized the Company to issue 26,000,000 of all classes of capital stock of which 25,000,000 were shares of common stock, $.001 par value per share, and of which 1,000,000 were shares of serial preferred stock, $.001 par value per share all of which have been disclosed in previously issued financial statements.

Contemporaneously with the filing of the Certificate, the Board of Directors of the Company authorized an increase in the number of outstanding common shares from 1,000 to 100,000 in order to effectuate what is generally referred to as a “forward split.”

2. PROFORMA EFFECTS OF DISTRIBUTION AGREEMENT

The following table reflects the current financial position of Planet as reflected on the accompanying balance sheet and the proforma effects on Planet's financial position following the execution of the Distribution Agreement. Upon completion of the Distribution, there will be a total of 2,000,000 shares of Planet Stock outstanding and 405,000 options each to purchase one share of Planet Common Stock for a price of $.15 per share. Shares of the Company's Common Stock have been reserved for issuance upon exercise of Planet Options. The Company has adopted a Stock Incentive Plan and has reserved 250,000 shares of the Company's Common Stock under the Plan.
                                                         Actual       Proforma
                                                         ------       --------
                                     ASSETS
                                     ------

CURRENT ASSETS
  Cash                                                   $ 9,197       $ 9,197
                                                    -------------  ------------
                                                    -------------  ------------

      Total current assets                                 9,197         9,197
                                                    -------------  ------------
                                                    -------------  ------------

  MINERAL RIGHTS                                             N/A             0
                                                    -------------  ------------

TOTAL ASSETS                                             $ 9,197       $ 9,197
                                                    =============  ============
                                                    =============  ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock - par value $.001; 10,000 shares
   authorized, none issued or outstanding                $   -0-       $   -0-
  Common stock - par value $.001; 2,000,000 shares
   authorized, 100,000 actual and 2,000,000 proforma
   shares issued and outstanding                             100         2,000
  Additional paid-in capital                              36,175        34,275
  Retained earnings (deficit)                           (27,078)      (27,078)
                                                    -------------  ------------
                                                    -------------  ------------

      Total stockholders' equity                           9,197         9,197
                                                    -------------  ------------
                                                    -------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 9,197       $ 9,197
                                                     =============  ============
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR PROFORMA EFFECTS OF DISTRIBUTION AGREEMENT Realization of the Carrying Cost of Mining Property and Exploration Costs - At May 31, ------------------------------------------------------------------------------- 2000, the Board evaluated these assets and wrote the value down to zero to reflect the current fair value of the mineral interests. The ultimate realization of Planet's original costs in these assets is dependent upon the discovery and the ability of Planet to finance successful exploration and development of commercial ore deposits, if any, in the mining properties in sufficient quantity for Planet to recover its original investment. Property - Mineral Rights And Leases - Pursuant to the Distribution Agreement, Planet will ------------------------------------ become the owner of subsurface mineral rights on approximately 190 acres located in the City of Mullan, Idaho. Title was acquired by issuance to real property owners of one share of capital stock for each 25 square feet of surface owned. Leases - A subsurface mining agreement dated May 1, 1981, with the City of Mullan, whereby ------ Planet, as lessee, will have the right to mine subsurface minerals on approximately 200 acres owned by the City north of the Osburn Fault for a period of 25 years will also be distributed pursuant to the Distribution Agreement. The City, as lessor, will receive 20% of all royalty payments or other consideration received by Planet from Hecla. In the event Planet enters into a lease agreement for the exploration and development of "City Property" south of the Osburn Fault, the City shall receive 15% of the royalties received. No royalties have been received or paid on "City Property' south of the fault. PART II Information Not Required in Prospectus ITEM 24. Indemnification of Directors And Officers Section 145 of the Delaware General Corporation Law applies to Planet and the relevant portion of the Delaware General Corporation Law provides as follows: 145. Indemnification of Officers, Directors, Employees and Agents; Insurance. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate. (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section. (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). Planet's certificate of incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to Planet or its stockholders to the fullest extent permitted by the Delaware General Corporation Law, as amended. Specifically, no director of Planet will be personally liable to Planet or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in Section 102 of the Delaware General Corporation Law for liability: (i) for any breach of the director's duty of loyalty to Planet or its stockholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in Planet's certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefited Planet and its stockholders. Under Planet's certificate of incorporation and in accordance with Section 145 of the Delaware General Corporation Law, Planet will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of Planet) by reason of the fact that such person was or is a director or officer of Planet, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Planet, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to Planet, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. Planet will indemnify, pursuant to the standard enumerated in Section 145 of the Delaware General Corporation Law, any past or present officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed derivative action by or in the right of Planet. The certificate of incorporation of Planet provides that Planet may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the Delaware General Corporation Law so requires, such indemnified person agrees to reimburse Planet if it is ultimately determined that such person is not entitled to indemnification. Planet's certificate of incorporation also allows Planet, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a director, officer, employee or agent of Planet has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the Delaware General Corporation Law, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, Planet may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Planet or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Planet would have the power or obligation to indemnify such person against such liability under the provisions of the Delaware General Corporation Law. Planet maintains insurance for the benefit of Planet's officers and directors insuring such persons against certain liabilities, including civil liabilities under the securities laws. Additionally, Planet has entered into indemnification agreements with each of the Directors of Planet, which, among other things, provides that Planet will indemnify such Directors to the fullest extent permitted by Planet's certificate of incorporation and the Delaware General Corporation Law and will advance expenses of defending claims against such Directors. ITEM 25. Other Expenses of Issuance And Distribution The estimated expenses payable by Planet in connection with the issuance and distribution of the securities being registered are as follows:
            SEC Registration Fee*...................     $30
            Legal Fees and Expenses*..................15,000
            Accounting Fees and Expenses*...........   2,500
            Financial Printing*.....................   5,000
            Transfer Agent Fees*....................   1,500
            Blue Sky Fees and Expenses*.............   3,000
            Miscellaneous*..........................   2,500
                                                     --------
                                                     --------
            TOTAL**................................. $29,530
                                                     ========
__________________ * Estimated. ** A significant portion of these expenses was paid prior to December 31, 1999. ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES On March 26, 1999, Planet issued 1,000 shares of common stock to Internet Law Library, Inc., a Delaware corporation for the cash sum of $1,000 in reliance on the exemption from registration in Section 4(2) of the Securities Act. In conjunction with the reverse acquisition by National Law, the previously remaining 405,000 unexercised options, which were to expire on July 28, 1999, were cancelled. On August 12, 1999, Planet issued options to purchase 405,000 shares of its common stock exercisable at anytime prior to 5:00 p.m. December 31, 2004 at an exercise price of $0.15 per share. ITEM 27. Exhibits and Financial Statement Schedules
   Exhibit No.    Description of Document
   -----------   -------------------------
   1.1  Agreement and Plan of Distribution**
   3.1  Certification of Incorporation**
   3.1.1  Amendment of Certificate of Incorporation changing name from New Planet to
        Planet.**
   3.2  By-Laws**
   4.1  Common Stock Option Agreement**
   4.2  Form of Common Stock Option Certificate (included as an exhibit to Exhibit 4.1)**
   4.3  Form of Common Stock Certificate**
   5.1  Opinion of Sonfield and Sonfield*
   8.1  Opinion of Sonfield and Sonfield with respect to tax matters (included as part of
        Exhibit 5.1).*
   10.1  Planet Incentive Stock Option Plan**
   10.2  Indemnification Agreement between Planet and A.W.  Dugan**
   10.3  Indemnification Agreement between Planet and Jacque N.  York**
   10.4  Indemnification Agreement between Planet and Michael K. Branstetter**
   10.5  Indemnification Agreement between Planet and Danyel Owens**
   10.6  Indemnification Agreement between Planet and Internet Law Library, Inc. under its former name**
   10.7  Lease Agreement with City of Mullan, Idaho (included as an exhibit to Exhibit
        10.8)**
   10.8  Form of Assignment of Mineral Lease**
10.9  Form of Mineral Deed**
10.10   Opinion of Geologist as to the Potential Value of the Planet Mineral Property*
   23.1  Consent of Harper and Pearson Company*
23.2  Consent of Sonfield and Sonfield*
23.3  Consulting Agreement by and between Genesis Financial Group, L.L.C. and Planet
        Resources, Inc.**
23.4  Extension to Consulting Agreement by and between Genesis Financial Group, L.L.C. and
        Planet Resources, Inc.*
________________________ * Filed herewith ** Previously filed

ITEM 28. Undertakings

The undersigned Registrant undertakes to provide to participating broker-dealers, at the closing, certificates in those denominations and registered in those names as required by the participating broker-dealers, to permit prompt delivery to each purchaser. The undersigned Registrant also undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant punder section 13 or section 15(d)
               of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant under the specified provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by that director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue. The undersigned Registrant also undertakes that it will:
(1)   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the
          Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
Signatures Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment number 3 to the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on the 27th day of July, 2000. PLANET RESOURCES, INC. By:./s/A.W. Dugan............................ A.W. Dugan, Chief Executive Officer Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on the dates indicated by the following persons in the capacities indicated.
   ../s/A.W. Dugan....................   ../s/Jacque N. York...................
   A.W. Dugan, Chief Executive Officer,  Jacque N. York, Secretary and Director
   President and Director

II - 7

Exhibit Index

[Exhibits to be attached]:

10.10 Opinion of Geologist as to the Potential Value of the Planet Mineral Property.

(already attached to this document)

23.4 Extension to Consulting Agreement by and between Genesis Financial Group, L.L.C. and Planet Resources, Inc. (already attached to this document) ***Sonfield to include current tax opinion as per May 26, 2000 SEC comment no. 25 and September 20, 1999 SEC comment nos. 37 and 38. ** Consents from Harper and Pearson may need to be updated and re-filed as per May 26, 2000 SEC comment no. 37.

Exhibit 10.10

FRANK J. FRANKOVICH

INDEPENDENT GEOLOGIST

East 34 High Drive Spokane, WA 99203 (509) 747-7300 March 23, 2000 Planet Resources, Inc. 1415 Louisiana, Suite 3100 Houston, Texas 77002 RE: My opinion on the worth of the mineral lands owned by Planet Resources, Inc. in and Adjacent to the city of Mullan, Idaho. PROPERTY: City of Mullen Lease Agreement on approximately 200 acres of land for a period of 25 years with an option to renew for 25 years. 190 acres of ownership of sub-surface mineral rights held as fee simple by Planet Resources, Inc. (Allied Silver-Lead Company) Gentlemen: I place a value of $100,000 on the mineral rights that Planet Resources, Inc. owns in the property described above.

This opinion is based principally on the fact that the immensely productive Lucky Friday mine is adjacent to the subject property on the east and near it on the north. The geologic features in the subject property and in the Lucky Friday property are closely related and very similar. My judgment in this subject comes from 17 years of full-time geological work in the Couer d’Alene district and my subsequent 20 years of occasional consulting work in the district.

All of the hundreds of millions of ounces of ore found in the last 50 years in the Coeur d’Alene mining district had no surface manifestation of its existence and was found only by underground exploration guided by a few general geologic principles. It is in this manner that I expect ore to be developed, in due time, in the subject property and probably by the Hecla Mining Company which owns the Lucky Friday mine.

/s/Frank J. Frankovich ------------------------------

Frank J. FrankovichConsulting
GeologistIdaho
Registration No. 273

Arizona Registration No. 2650

Exhibit 23.4

GENESIS FINANCIAL GROUP, L.L.C.

2476 BOLSOVER, SUITE 607 HOUSTON, TEXAS 77005 TELEPHONE (713) 839-0627 FACSIMILE (713) 839-1066

April 30, 2000

Mr. A.W. DuganChairman

Planet Resources, Inc. 1415 Louisiana, Suite 3100 Houston, TX 77002 Re: Amendment to Consulting Agreement dated November 2, 1999 --------------------------------------------------------- Reference is hereby made to that certain Consulting Agreement dated as of November 2, 1999 (the "Agreement") between Genesis Financial Group, L.L.C. (the "Consultant") and Planet Resources, Inc. (the "Corporation"). Because the Corporation and the Consultant desire additional time to complete those services outlined in the above referenced Agreement, the parties have agreed to extend the term of the Agreement. This letter is intended to confirm that, notwithstanding anything else to the contrary set forth in the Agreement, the Corporation and the Consultant hereby agree that Section 1 of the Agreement be hereby amended by striking Section 1 of the Agreement and by substituting in lieu thereof the following new Section 1:
“1. Engagement. Effective upon execution hereof, the Corporation hereby engages the Consultant to render to it assistance in the preparation of certain sections of the SB-2 Registration Statement for the Corporation (currently, a wholly-owned subsidiary of Internet Law Library, Inc.) (formerly Planet Resources, Inc.), as well as preparation of responses to comments on the initial SB-2 Registration Statement for the Corporation received from the United States Securities and Exchange Commission (the “SEC”) in its letter to the Corporation dated May 20, 1999. (the “Project”). This Agreement shall remain in effect for a period of the earlier of twelve months from the date hereof or the approval of said registration statement by the SEC (the “Term”). The Term hereof may be extended or renewed upon the written agreement of the Corporation and the Consultant prior to expiration of the Term hereof upon such terms as the parties hereto may negotiate at the time of such extension or renewal.”

The modifications stated herein shall become effective on May 1, 2000. Except as otherwise expressly modified hereby or required to effectuate the modification set forth herein, the Agreement shall remain unchanged and shall continue in full force and effect pursuant to the terms thereof. This letter agreement contains the entire agreement between the Corporation and the Consultant with respect to the modification which is the subject hereof. This letter agreement may not be amended, changed, modified, or discharged, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof. Please confirm that the Corporation is in agreement with the forgoing, and that the foregoing is in accordance with your understanding by signing and returning this letter, which shall thereupon constitute a binding agreement.

Very truly yours,

Genesis Financial Group, L.L.C. By: /s/ Kevin P. Regan ------------------------------ Kevin P. Regan, Managing Director ACCEPTED AND AGREED TO THIS 7th DAY OF JUNE, 2000:

PLANET RESOURCES, INC.

By: /s/ A.W. Dugan --------------------------- A.W. Dugan

EXHIBIT 5.1

SONFIELD and Sonfield

A Professional Corporation

LEON SONFIELD (1865-1934)          ATTORNEYS AT LAW                     NEW YORK
GEORGE M. SONFIELD (1899-1967)                                       LOS ANGELES
ROBERT L. SONFIELD (1893-1972)                                  WASHINGTON, D.C.
   ____________________         770 SOUTH POST OAK LANE
                                 HOUSTON, TEXAS 77056
FRANKLIN  D.  ROOSEVELT,  JR.
(1914-1988)                    www.sonfield.com

                                   Telecopier (713)
ROBERT L. SONFIELD, JR.                877-1547
Managing Director                        ____
                               Telephone (713) 877-8333

July 27, 2000

Board of Directors Planet Resources, Inc. 1415 Louisiana, Suite 3100 Houston, Texas 77002 Ladies and Gentlemen: In our capacity as counsel for Planet Resources, Inc. (formerly New Planet Resources, Inc.) (the "Company"), we have participated in the corporate proceedings relative to the authorization and issuance of 1,605,818 shares of Common Stock, par value $.001 per share ("Company Common Stock") 405,000 options ("Company options") to Internet Law Library, Inc. (formerly Planet Resources, Inc.) ("Internet Law") and the distribution of the Company Common Stock and Company options to the stockholders of Internet Law (the "distribution"), pursuant to the terms of a Plan and Agreement of distribution by and between Internet Law and the Company (the "distribution agreement"). A copy of the distribution agreement has been filed as an exhibit to the registration statement of which the prospectus is a part, all as set out and described in the Company's registration statement on Form SB-2 (File No. 333-76533) under the Securities Act of 1933 (the "registration statement"). We have also participated in the preparation and filing of the registration statement including the federal income tax information set out therein under the caption "Federal Income Tax Consequences" and elsewhere in the prospectus constituting a part of the registration statement. Based upon the foregoing and upon our examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied us by the Company, having regard for the legal considerations which we deem relevant, we are of the opinion that: (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware;
(2) Upon effectiveness of the registration statement the Company will have taken all requisite corporate action and all action required by the laws of the State of Delaware with respect to the authorization, issuance and sale of the Company common stock, the Company options and the shares of the Company common stock issuable upon exercise of the Company options to be issued pursuant to the registration statement;

(3) The 1,605,818 shares of the Company common stock, when issued and distributed pursuant to the registration statement, will be validly issued, fully paid and nonassessable shares of common stock of the Company;

(4) The 405,00 Company options, when issued and distributed pursuant to the registration statement, will be validly issued options to purchase fully paid and nonassessable shares of common stock of the Company;

(5) The 405,000 shares of the Company common stock, issuable upon exercise of the Company options when issued and distributed pursuant to the registration statement, will be validly issued, fully paid and nonassessable shares of common stock of the Company;

(6) Based upon the current provisions of federal income tax laws and regulations, and on current authoritative interpretations thereof, we are of the opinion that the discussion in the prospectus under the caption “Federal Income Tax Consequences” of the federal income tax laws relevant to the prospective investors, although necessarily general, considers each material federal income tax issue of significance to Internet Law stockholders and the result which, more likely than not, would obtain under the laws and regulations in effect as of the date hereof.

We hereby consent to the use of this opinion as an exhibit to the registration statement and to the references to our firm in the prospectus. Yours very truly, /s/Sonfield and Sonfield ------------ SONFIELD and SONFIELD Exhibit 23.1

CONSENT OF HARPER and Pearson Company

We consent to the use in this Registration Statement on Form SB-2 of our report dated June 26, 2000, relating to the financial statements of Planet Resources, Inc., and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Harper and Pearson Company

Houston, TexasJuly
26, 2000